Exhibit 10.1

September 7, 2006

Kathryn Olson

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, CA 94608

Dear Kathryn:

This letter sets forth the terms and conditions of the separation agreement (the “Agreement”) LeapFrog Enterprises, Inc. (“LeapFrog” or the “Company”) is offering to you.

1. Separation From Employment Service.

(a) Separation Date. You will resign as the Company’s Chief Marketing Officer and as an employee of the Company effective as of September 7, 2006 (the “Separation Date”). Except as expressly provided herein, you will not hold any employment or other positions with the Company after the Separation Date.

(b) Final Pay. On the Separation Date, the Company will pay you all remaining earned but unpaid salary, and all accrued but unused vacation earned through the Separation Date, less applicable deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

(c) Expense Reimbursements. Within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices and procedures.

(d) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA on or after the Separation Date.

2. Severance Benefits. In exchange for entering into and abiding by the terms of this Agreement, the Company will provide you with the severance benefits (the “Severance Benefits”) described below.

(a) Salary Continuation Benefits. The Company shall make continuing base salary payments to you (at the base salary rate in effect as of the Separation Date, i.e., $24,666.67 per month) for twelve (12) months (the “Salary Continuation Payments”). The Salary

Continuation Payments shall be paid, subject to applicable withholdings and deductions, on the Company’s customary payroll pay dates starting on the first payroll date after the Effective Date (as defined herein) of this Agreement.

(b) COBRA Reimbursement. Provided you timely elect to continue your health insurance coverage after the Separation Date pursuant to the federal COBRA law or applicable state law, and the terms and conditions of the applicable group health insurance plans, the Company will reimburse you for all premiums necessary to maintain your health insurance coverage as of the Separation Date (for yourself, spouse and any covered dependents) in effect through the twelve (12) month anniversary of the Separation Date or until such earlier date as you become eligible for group health insurance through a subsequent employer (the “COBRA Reimbursement”). You agree to immediately notify the Company in writing as soon as you become eligible for health insurance coverage through a subsequent employer. The monthly COBRA Reimbursement amount will be paid simultaneously with the Salary Continuation Payments.

(c) Reimbursement for Outplacement Services. For the six (6) month period after the Separation Date, the Company will pay for outplacement services provided to you by a firm reasonably approved by the Company, up to a maximum amount of $10,000, with such amount to be paid to you in the form of reimbursement after presentation by you to the Company of an invoice for bona fide outplacement services rendered to you. If you choose not to use such outplacement services, no compensation will be paid to you in lieu thereof.

(d) Accelerated Vesting of Restricted Stock. The installment of 7,500 shares of the Company’s Restricted Stock (representing 30% of the 25,000-share award granted to you on November 10, 2004), that would otherwise vest on November 10, 2006, will vest on an accelerated basis on the Effective Date, notwithstanding anything to the contrary in your restricted stock award. The remaining shares of the November 10, 2004 restricted stock award, as well as any other equity awards you may hold, will be governed by their terms and the terms of any applicable plan and are not modified in any way by this Agreement.

(e) No Other Severance Benefits. The benefits provided to you under this Agreement shall entirely supersede and replace any and all severance benefits available to you under any applicable employment agreement, any other agreement between you and the Company, or pursuant to any other Company plan, policy or practice.

3. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonuses, severance or other benefits from the Company after the Separation Date.

4. Return Of Company Property.

(a) General Obligations. On the Separation Date and excluding only the materials described in subsection 4(b) below, you agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, customer information and contact lists, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. The Company will make one of its IT specialists available to work with you directly to ensure your compliance with the foregoing duplication and expungement processes. Your timely return of all such Company documents and other property is a precondition to your receipt of the Severance Benefits under this Agreement.

(b) Retained Materials. Notwithstanding the foregoing, after the Separation Date, you shall be entitled to retain a copy of: (i) all documents which you executed in connection with your employment with the Company, including but not limited to the any applicable employment agreement and Employee Proprietary Information and Inventions Agreement; (ii) all wage statements and other payroll records issued to you by the Company and well as documents issued to you with regard to your employee benefits with the Company; and (iii) all Company documents and information which the Company issued to you in your capacity as a Company option holder and/or shareholder and which was otherwise made available or issued to other Company option holders and/or stockholders generally.

5. Proprietary Information Obligations. You hereby acknowledge and agree to abide by all of your continuing obligations under your Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached as Exhibit A.

6. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as reasonably necessary or advisable to fulfill standard or legally required reporting or disclosure requirements or to fulfill fiduciary duties; and (d) the parties may disclose this Agreement insofar as such disclosure is necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, consultant or independent contractor.

7. Nondisparagement. You and the Company (through its officers and directors) each agree not to disparage the other in any manner likely to be harmful to the other’s business, business reputation, or personal reputation; provided, however, that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.

8. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

9. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

10. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

11. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, you hereby generally and completely release the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. Notwithstanding anything in this paragraph, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, nor from any obligations undertaken by the Company in this Agreement.

12. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company’s General Counsel); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

13. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

14. Voluntary Agreement. By signing this Agreement, you acknowledge that you have carefully read and understand this Agreement; you understand that this Agreement is legally binding and by signing it you give up certain rights.

15. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

16. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be deemed to have been entered into, and construed and enforced in accordance with, the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer of severance contained herein will automatically expire if you do not accept it within that time frame.

We wish you all the best in your future endeavors.

Sincerely,

LEAPFROG ENTERPRISES, INC.

By:	/s/ Jeffrey G. Katz

Exhibit A –Proprietary Information Agreement

UNDERSTOOD AND AGREED:

/s/ Kathryn C. Olson
Kathryn Olson

September 25, 2006
Date

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

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LEAPFROG ENTERPRISES, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by LEAPFROG ENTERPRISES, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, training, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other third party to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to

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whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches,

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drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company I will not in any manner discourage any client or customer of the Company from continuing its business relationship with the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or express mail (e.g., Federal Express) delivery, to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and such provision shall be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company,

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nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice, which rights are hereby expressly reserved.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Section 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ITS TERMS, AND AGREE THERETO. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 11-04-04

/s/ Kathryn Olson
(Signature)

Kathryn Olson
(Printed Name)

ACCEPTED AND AGREED TO:

LEAPFROG ENTERPRISES, INC.

By:	/s/ Laura Dillard
Title:	VP, Human Resources

6401 Hollis Street, Suite 100 Emeryville, CA 94608
(Address)

Dated: May 26, 2004

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EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

A-1.

EXHIBIT B

TO:	LEAPFROG ENTERPRISES, INC.

FROM:		(Employee Name)

DATE:

SUBJECT:	Previous Inventions

1. Prior to my engagement by LeapFrog Enterprises, Inc. (the “Company”), I have ☐ have not ☒ made, conceived or reduced to practice, either alone or jointly with others, inventions or improvements relevant to the subject matter of my employment by the Company.

(If you checked “have not,” you should not complete any other portion of this memorandum. If you checked “have,” please complete the remaining sections of this memorandum.)

2. Except as listed in Section 3 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	Additional sheets attached.

3. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 2 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

By:	/s/ Kathryn Olson
(Employee Signature)

Printed Name:	Kathryn Olson

Date: 11-04-04

B-1.